LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2015 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 10:00 a.m. Eastern Time

The Woodlands, Texas, March 1, 2016 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months and year ended December 31, 2015 and provided an overview of key milestones for the company’s lead drug candidates.

“This has been a transformative year for Lexicon and our two lead drug candidates, telotristat etiprate and sotagliflozin,” said Lexicon President and Chief Executive Officer Lonnel Coats. “We entered 2016 well capitalized with more than $500 million in cash and investments and well positioned to progress our first drug, telotristat etiprate, to an NDA filing and, if approved, into the market.”

In November 2015, Lexicon announced that it entered into a collaboration and license agreement with Sanofi for the worldwide development and commercialization of sotagliflozin. Under the terms of the agreement, Lexicon received an upfront payment of $300 million and is eligible to receive development, regulatory and sales milestone payments of up to $1.4 billion. Lexicon is also entitled to tiered, escalating royalties on net sales of sotagliflozin.

Pipeline Progress

Telotristat etiprate is the first investigational drug in clinical studies to target tryptophan hydroxylase (TPH), the rate-limiting enzyme involved in the excess serotonin production within metastatic neuroendocrine tumor cells that can lead to carcinoid syndrome, a condition characterized by serious consequences including frequent and debilitating diarrhea, facial flushing, abdominal pain, and heart valve damage.

In December 2015, Lexicon announced top-line results from its second Phase 3 study, TELECAST, which met its primary efficacy endpoint, the percent change from baseline in urinary 5-hydroxyindoleacetic acid (5-HIAA, the main metabolite of serotonin) at week 12, the final week of the double-blind treatment portion of the study (p<0.001 for both the 250 mg and 500 mg dose arms compared to placebo). In addition, despite a lower baseline bowel movement frequency than in the first Phase 3 study, TELESTAR, telotristat etiprate achieved statistically significant reductions in daily bowel movement frequency over the 12 weeks of the study (p=0.004 for the 250 mg dose arm and p<0.001 for the 500 mg dose arm compared to placebo). Telotristat etiprate was well tolerated during the double-blind treatment period, with profiles similar to placebo for both the 250 mg and 500 mg dose arms and no overall differences observed in gastrointestinal disorders or psychiatric disorders, including changes in mood.

Sotagliflozin, which is being developed as a potential treatment for type 1 and type 2 diabetes, is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2), each of which modulates glucose levels, and is the first investigational medicine to target both of these two proteins.

Under the collaboration with Sanofi, Lexicon will continue to be responsible for clinical development activities relating to type 1 diabetes and Sanofi will be responsible for clinical development activities relating to type 2 diabetes. Lexicon is conducting three Phase 3 clinical trials of sotagliflozin in patients with type 1 diabetes, one of which has already completed enrollment, and expects top-line results from its two pivotal Phase 3 clinical trials to be available in the second half of 2016. Lexicon expects that Phase 3 development of sotagliflozin in patients with type 2 diabetes will be initiated by Sanofi by the end of 2016.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended December 31, 2015 increased to $127.3 million from $21.5 million for the corresponding period in 2014, primarily due to revenues recognized from the collaboration and license agreement with Sanofi. For the year ended December 31, 2015, revenues increased to $130.0 million from $22.9 million for the corresponding period in 2014.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2015 increased 52 percent to $30.4 million from $20.0 million for the corresponding period in 2014, primarily due to increases in external clinical and nonclinical research and development costs. For the year ended December 31, 2015, research and development expenses increased seven percent to $95.2 million from $89.3 million for the corresponding period in 2014.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended December 31, 2015 and 2014, the fair value of the Symphony Icon purchase liability increased by $0.8 million and $0.9 million, respectively. The increase in fair value of the Symphony Icon purchase liability was $5.9 million and $1.4 million for the year ended December 31, 2015 and 2014, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2015 increased 62 percent to $6.4 million from $4.0 million for the corresponding period in 2014, primarily due to increased costs in preparation for commercialization of telotristat etiprate. For the year ended December 31, 2015, general and administrative expenses increased 23 percent to $23.8 million from $19.4 million for the corresponding period in 2014.

Impairment Loss on Buildings: In 2014, Lexicon began to market its buildings and land in The Woodlands, Texas for sale. Lexicon recognized non-cash impairment losses on its buildings of $3.6 million and $13.1 million for the year ended December 31, 2015 and 2014, respectively, as a result of writing down the buildings to the estimated net selling price. In January 2016, Lexicon entered into a purchase and sale agreement, under which Lexicon agreed to sell such buildings and land, subject to the negotiation and execution of a leaseback agreement with respect to a portion of the buildings.

Consolidated Net Income (Loss): Net income for the three months ended December 31, 2015 was $86.8 million, or $0.76 per diluted share, compared to a net loss of $2.9 million, or $0.03 per share, in the corresponding period in 2014. Net loss for the year ended December 31, 2015 was $4.7 million, or $0.05 per share, compared to a net loss of $100.3 million, or $1.31 per share, in the corresponding period in 2014. For the three months and year ended December 31, 2015, net loss included non-cash, stock-based compensation expense of $1.4 million and $6.8 million, respectively. For the three months and year ended December 31, 2014, net loss included non-cash, stock-based compensation expense of $1.5 million and $7.1 million, respectively.

Cash and Investments: As of December 31, 2015, Lexicon had $521.4 million in cash and investments, as compared to $256.4 million as of September 30, 2015 and $339.3 million as of December 31, 2014.

Reverse Stock Split: In May 2015, Lexicon completed a one-for-seven reverse stock split. All references to common shares and per-share data for all periods presented in this release have been adjusted to give effect to this reverse stock split.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2015 at 10:00 a.m. Eastern Time on March 1, 2016. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 60197078. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through April 1, 2016.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit. www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat etiprate (LX1032) and sotagliflozin (LX4211) including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Collaborative agreements	$127,093	$21,482	$129,728	$22,593
Subscription and license fees	187	—	286	261
Total revenues	127,280	21,482	130,014	22,854
Operating expenses:
Research and development, including stock-based compensation of $828, $825, $3,693 and $4,020, respectively	30,442	20,031	95,187	89,279
Increase in fair value of Symphony Icon, Inc. purchase liability	782	910	5,927	1,428
General and administrative, including stock-based compensation of $602, $672, $3,150 and $3,061, respectively	6,448	3,988	23,835	19,411
Impairment loss on buildings	1,248	—	3,597	13,102
Total operating expenses	38,920	24,929	128,546	123,220
Income (loss) from operations	88,360	(3,447)	1,468	(100,366)
Interest expense	(1,678)	(892)	(6,722)	(2,253)
Interest and other income, net	68	1,336	572	2,255
Consolidated net income (loss) before taxes	86,750	(3,003)	(4,682)	(100,364)
Income tax benefit	—	70	—	70
Consolidated net income (loss)	$86,750	$(2,933)	$(4,682)	$(100,294)

Consolidated net income (loss) per common share, basic	$0.84	$(0.03)	$(0.05)	$(1.31)
Consolidated net income (loss) per common share, diluted	$0.76	$(0.03)	$(0.05)	$(1.31)

Shares used in computing net income (loss) per common share, basic	103,623	84,813	103,591	76,347
Shares used in computing net income (loss) per common share, diluted	115,764	84,813	103,591	76,347

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2015	2014
	(unaudited)
Cash and investments	$521,352	$339,339
Assets held for sale	—	23,849
Property and equipment, net	21,227	1,080
Goodwill	44,543	44,543
Other intangible assets	53,357	53,557
Total assets	654,832	471,376
Deferred revenue	185,650	14,297
Current and long-term debt	105,808	107,667
Other long-term liabilities	14,367	23,535
Accumulated deficit	(1,108,934)	(1,104,252)
Total stockholders’ equity	285,850	284,018
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For Additional Information Contact:

Investors Chas Schultz Senior Director, Finance and Communications Lexicon (281) 863-3421 cschultz@lexpharma.com	Media Mariann Caprino Senior Vice President TogoRun (917) 242-1087 m.caprino@togorun.com